Exhibit 21.1

List of Subsidiaries

Domestic Subsidiaries	Jurisdiction of Formation
Costa Rica Management, Inc.	Florida
Legacy Education Alliance Holdings, Inc.	Colorado
Real Market Masters Education, Inc.	Florida
Elite Legacy Education, Inc.	Florida
SCB Building LLC	Florida
Speaker Services of America Inc.	Florida
Tigrent Learning Inc.	Florida
Tigrent Enterprises Inc.	Nevada
LEA Brands Inc.	Colorado
LEAI Properties, Inc.	Nevada
Legacy Events, Inc.	Florida

Foreign Subsidiaries	Jurisdiction of Formation
Rich Dad Education Ltd. (Canada)	Canada
Elite Legacy Education Ltd. (UK)	United Kingdom
Tigrent Learning Canada Inc.	Canada
Legacy Education Alliance International Ltd.	United Kingdom
Tigrent South Africa Pty. Ltd	South Africa
Legacy Education Alliance Hong Kong Limited	Hong Kong
Whitney International (Singapore) PTE. LTD	Singapore
Legacy Education Alliance Australia (PTY) LTD	Australia
LEAI Properties UK Ltd.	United Kingdom
LEAI Property Development UK Ltd.	United Kingdom
LEAI Property Investment UK Ltd.	United Kingdom
Legacy Education Alliance UK Ltd	United Kingdom